Exhibit 99.1

Alimera Sciences Reports Third Quarter 2015 Financial Results

Record revenue for the quarter of $6.9 million, a 188% year over year increase

Specific J-code for ILUVIEN® is now posted

Company to host conference call today at 4:30 p.m. EST

ATLANTA, November 5, 2015 /PRNewswire/ -- Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a pharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced financial results for the third quarter ended September 30, 2015.

“ILUVIEN® continued to see growing demand in the U.S. during the quarter which has enabled us to achieve significant overall sales growth of 188% from the same period of 2014,” said Dan Myers, Alimera president and chief executive officer. “As we had anticipated, the market opportunity in the U.S. is significant for Alimera, and we believe we are only seeing the beginning of what the Company will be able to accomplish. Importantly, a specific J-code for ILUVIEN has been posted and will be available on January 1, 2016. This should streamline the reimbursement process for both our current and potential customers. We anticipate that this will have a meaningful, positive impact on our sales in 2016.”

Third Quarter 2015 Financial Results

Consolidated net revenue increased by approximately $4.5 million, or 188%, to approximately $6.9 million for the three months ended September 30, 2015, compared to net revenue of approximately $2.4 million for the three months ended September 30, 2014. This increase was primarily driven by the launch of ILUVIEN in the U.S. late in the first quarter of 2015.

Revenue in the U.S. increased 32% sequentially from approximately $3.8 million in the second quarter of 2015 to approximately $5.0 million in the third quarter of 2015 as a result of continued acceptance of ILUVIEN by U.S. retinal physicians. Due to the launch of ILUVIEN late in the first quarter of 2015, there were no ILUVIEN sales in the U.S. in the third quarter 2014.

International revenue decreased by approximately $500,000, or 21%, to approximately $1.9 million for the three months ended September 30, 2015, compared to approximately $2.4 million for the three months ended September 30, 2014. The decrease was primarily attributable to decreases in the value of the British pound sterling and the Euro that impacted reported revenue by $290,000 and lower sales volume in Germany compared to the prior year.

We expect fourth quarter revenues to be affected by the typical seasonality, as well as a lack of clarity about the possible impact of the now announced J-code in the U.S. This may cause some doctors to postpone treatment until the J-code is available in January 2016. As a result, we expect full year 2015 revenue to be in the low $20.0 million dollar range. We believe that the specific J-code reimbursement will drive additional use and market acceptance of ILUVIEN, and therefore we expect significant growth in 2016.

Consolidated cost of goods sold, excluding depreciation and amortization was approximately $630,000 for the three months ended September 30, 2015, compared to approximately $370,000 for the three months ended September 30, 2014. This increase was primarily driven by the increase in sales of ILUVIEN.

Consolidated research, development and medical affairs expenses for the third quarter of 2015 remained consistent at approximately $4.1 million compared to approximately $4.1 million in the third quarter of 2014.

Consolidated general and administrative expenses for the third quarter of 2015 compared to the third quarter of 2014 remained relatively flat at approximately $3.0 million.

Consolidated sales and marketing expenses for the three months ended September 30, 2015 increased by approximately $3.4 million, or 97%, to approximately $6.9 million, compared to approximately $3.5 million for the three months ended September 30, 2014. This increase was primarily driven by the U.S. commercial team that was built in the first quarter of 2015 to support the launch of ILUVIEN in the U.S.

GAAP net loss applicable to common stockholders for the three months ended September 30, 2015 was approximately $1.5 million, compared with GAAP net loss applicable to common stockholders of approximately $7.0 million for the three months ended September 30, 2014. GAAP net loss attributable to common stockholders for the three months ended September 30, 2015 and 2014 was affected by certain non-cash items, including changes in the fair value of a derivative warrant liability, unrealized foreign currency gains and losses, and reserves for potential inventory expiration. GAAP basic and diluted net loss per share for the three months ended September 30, 2015 was $(0.03) per share, based on 44,436,224 weighted average shares outstanding, compared with GAAP basic and diluted net loss per share for the three months ended September 30, 2014 of $(0.17) per share based on 41,062,814 weighted average shares outstanding.

Non-GAAP adjusted net loss attributable to common stockholders for the three months ended September 30, 2015 was $9.6 million, compared to a non-GAAP adjusted net loss attributable to common stockholders for the three months ended September 30, 2014 of $8.9 million. Non-GAAP adjusted basic and diluted loss per share for the three months ended September 30, 2015 and 2014 were $(0.21) per share and $(0.22) per share, respectively. Net loss for basic and diluted weighted average shares outstanding attributable to common stockholders per share and non-GAAP adjusted net loss attributable to common stockholders per share was based on 44,436,224 weighted average shares outstanding for the three months ended September 30, 2015 and 41,062,814 weighted average shares outstanding for the three months ended September 30, 2014.

Reconciliations of GAAP cost of goods sold to non-GAAP adjusted costs of goods sold, GAAP gross profit to non-GAAP adjusted gross profit, GAAP net loss attributable to common stockholders to non-GAAP adjusted net loss attributable to common stockholders and GAAP net loss per share to non-GAAP adjusted net loss per share is included below in the table titled "Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures."

As of September 30, 2015, Alimera had cash and cash equivalents of approximately $39.3 million.

Conference Call to be Held Today

Alimera will hold a conference call today at 4:30 p.m. EST to discuss these results and provide commercial and other business updates. Dan Myers, President and Chief Executive Officer, and Rick Eiswirth, Chief Operating Officer and Chief Financial Officer, will host the conference call.

To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (International). A live webcast will be available on the Investor Relations section of the corporate website at http://www.alimerasciences.com.

A replay of the conference call will be available beginning on November 5, 2015 at 7:30 p.m. EST and ending on November 8, 2015 at 11:59 p.m. EST. The replay can be accessed by dialing (855) 859-2056 (U.S. and Canada) or

(404) 537-3406 (International), Conference ID Number: 69995882. A replay of the webcast will also be available on the corporate website.

About ILUVIEN

ILUVIEN is approved for marketing in Austria, Belgium, the Czech Republic, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Poland, Portugal, Spain, Sweden, the United Kingdom, and the U.S., and is commercially available in the U.S., the United Kingdom, Germany and Portugal.

ILUVIEN (fluocinolone acetonide intravitreal implant) 0.19 mg is a sustained release intravitreal implant approved in the U.S. to treat diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure. In Europe, ILUVIEN is approved for vision impairment associated with chronic DME considered insufficiently responsive to available therapies. Each ILUVIEN implant is designed to release submicrogram levels of fluocinolone acetonide, a corticosteroid, for 36 months.

Corticosteroids have a history of effective use in treating ocular disease inflammation. ILUVIEN is injected in the back of the patient's eye with an applicator that employs a 25-gauge needle, which allows for a self-sealing wound. In the FAME™ Study, a phase 3 clinical study of ILUVIEN, the primary endpoint of improvement in vision of 15 letters or more was demonstrated at 24 months and the most frequently reported adverse drug reactions included cataract development and increased ocular pressure.

ILUVIEN Important Safety Information

Contraindications

•
ILUVIEN is contraindicated in patients with active or suspected ocular or periocular infections including most viral disease of the cornea and conjunctiva, including active epithelial herpes simplex keratitis (dendritic keratitis), vaccinia, varicella, mycobacterial infections and fungal diseases.

•	ILUVIEN is contraindicated in patients with glaucoma, who have cup to disc ratios of greater than 0.8.

•	ILUVIEN is contraindicated in patients with known hypersensitivity to any components of this product.

Warnings and Precautions

•	Intravitreal injections have been associated with endophthalmitis, eye inflammation, increased intraocular pressure, and retinal detachments. Patients should be monitored following the injection.

•
Use of corticosteroids may produce posterior subcapsular cataracts, increased intraocular pressure, glaucoma, and may enhance the establishment of secondary ocular infections due to bacteria, fungi, or viruses. Corticosteroids are not recommended to be used in patients with a history of ocular herpes simplex because of the potential for reactivation of the viral infection.

•	Patients in whom the posterior capsule of the lens is absent or has a tear are at risk of implant migration into the anterior chamber.

Adverse Reactions

•	In controlled studies, the most common adverse reactions reported were cataract development (ILUVIEN 82%; sham 50%) and intraocular pressure elevation of greater than 10 mmHg (ILUVIEN 34%; sham 10%).

Patients are advised to have follow-up eye examinations at appropriate intervals following treatment with ILUVIEN. For full prescribing information, log onto www.ILUVIEN.com.

To report suspected adverse reactions, contact Alimera Sciences, Inc. at 1-844-445-8843 or FDA at 1‑800-FDA-1088 or www.fda.gov/medwatch.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., headquartered in Alpharetta, Georgia, is a pharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Alimera’s European operations are conducted from London by its subsidiary, Alimera Sciences Limited, which has offices in Aldershot, United Kingdom, Berlin, Germany and Lisbon, Portugal.

Non-GAAP Financial Measures

Alimera believes the metrics non-GAAP adjusted cost of goods sold, non-GAAP adjusted gross profit, non-GAAP adjusted net loss attributable to common stockholders and non-GAAP adjusted net loss per share are useful financial measures for investors in evaluating Alimera's performance for the periods presented. Non-GAAP adjusted net loss attributable to common stockholders and non-GAAP adjusted net loss per share exclude certain non-cash items. These non-GAAP metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for net loss attributable to common stockholders or net loss per share in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Alimera's management believes that these non-GAAP metrics are useful supplements for it and investors to Alimera's GAAP financial information because these measures exclude non-cash items which management believes are not reflective of Alimera's operating results. These non-GAAP financial measures also facilitate management's internal comparison to Alimera's historical financial performance and the financial performance of other companies. However, non-GAAP financial measures should only be read in conjunction with financial information reported under GAAP when understanding Alimera's operating performance. For a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure, see the table below.

Forward Looking Statements

This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the ability of physicians to obtain reimbursement for ILUVIEN, including through the use of the specific J-code for ILUVIEN in 2016, future sales of ILUVIEN in the U.S., the ability of the J-code to drive use and market acceptance of ILUVIEN and expected total revenues for 2015 and 2016. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, uncertainty as to Alimera's ability to commercialize, and market acceptance of, ILUVIEN in the U.S. and Europe, including physicians’ ability to obtain reimbursement, the potential impact of the now announced J-code on U.S. revenues and seasonality as well as other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2014 and Alimera’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at http://www.sec.gov. Additional factors may also be set forth in those sections of Alimera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, to be filed with the SEC in the fourth quarter of 2015. In addition to the risks described above and in Alimera's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera's results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
The Ruth Group
David Burke
646-536-7009
dburke@theruthgroup.com

ALIMERA SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(in thousands, except share and per share data)

	Three Months Ended, September 30,		Nine Months Ended, September 30,
	2015	2014	2015	2014
	(unaudited)
NET REVENUE	$6,901	$2,408	$16,615	$6,682
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(634)	(372)	(1,293)	(1,312)
GROSS PROFIT	6,267	2,036	15,322	5,370

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	4,078	4,145	11,222	8,840
GENERAL AND ADMINISTRATIVE EXPENSES	3,031	2,958	10,471	8,643
SALES AND MARKETING EXPENSES	6,949	3,476	21,003	9,763
DEPRECIATION AND AMORTIZATION	653	82	1,864	151
OPERATING EXPENSES	14,711	10,661	44,560	27,397
NET LOSS FROM OPERATIONS	(8,444)	(8,625)	(29,238)	(22,027)

INTEREST EXPENSE, NET AND OTHER	(1,317)	(408)	(3,590)	(862)
UNREALIZED FOREIGN CURRENCY LOSS, NET	(63)	(255)	(34)	(457)
CHANGE IN FAIR VALUE OF DERIVATIVE WARRANT LIABILITY	8,363	2,324	13,085	(2,752)
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	—	(440)
NET LOSS BEFORE TAXES	(1,461)	(6,964)	(19,777)	(26,538)
PROVISION FOR TAXES	(82)	(45)	(155)	(114)
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(1,543)	$(7,009)	$(19,932)	$(26,652)
NET LOSS PER SHARE APPLICABLE TO COMMON STOCKHOLDERS - Basic and diluted	$(0.03)	$(0.17)	$(0.45)	$(0.68)
WEIGHTED AVERAGE SHARES OUTSTANDING - Basic and diluted	44,436,224	41,062,814	44,393,831	39,083,187

ALIMERA SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2015	December 31, 2014
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$39,340	$76,697
Accounts receivable, net	9,377	850
Prepaid expenses and other current assets	2,497	3,234
Inventory, net	1,716	1,734
Deferred financing costs	458	754
Total current assets	53,388	83,269
PROPERTY AND EQUIPMENT, net	2,587	1,653
INTANGIBLE ASSET, net	23,038	24,490
TOTAL ASSETS	$79,013	$109,412

CURRENT LIABILITIES:
Accounts payable	$3,068	$5,021
Accrued expenses	3,238	954
Accrued milestone payments	—	2,000
Outsourced services payable	213	1,466
Note payable	—	1,023
Capital lease obligations	218	11
Total current liabilities	6,737	10,475
NON-CURRENT LIABILITIES:
Derivative warrant liability	3,013	16,098
Note payable, net of discount — less current portion	34,448	33,065
Other non-current liabilities	1,454	255
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock
Series A Convertible Preferred Stock	19,227	19,227
Series B Convertible Preferred Stock	49,568	49,568
Common stock	445	443
Additional paid-in capital	296,871	292,851
Common stock warrants	1,497	1,497
Accumulated deficit	(333,187)	(313,255)
Accumulated other comprehensive loss	(1,060)	(812)
TOTAL STOCKHOLDERS’ EQUITY	33,361	49,519
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$79,013	$109,412

RECONCILIATION OF GAAP MEASURES TO NON-GAAP ADJUSTED MEASURES
(in thousands, except share and per share data)

	Three Months Ended, September 30,		Nine Months Ended, September 30,
	2015	2014	2015	2014
	(Unaudited)
GAAP COST OF GOODS SOLD	$(634)	$(372)	$(1,293)	$(1,312)
Adjustments to costs of goods sold:
Reserve for potential product expiration	253	184	312	813
NON-GAAP ADJUSTED COST OF GOODS SOLD	$(381)	$(188)	$(981)	$(499)

GAAP GROSS PROFIT	$6,267	$2,036	$15,322	$5,370
Adjustments to gross profit:
Reserve for potential product expiration	253	184	312	813
NON-GAAP ADJUSTED GROSS PROFIT	$6,520	$2,220	$15,634	$6,183

GAAP NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,543)	$(7,009)	$(19,932)	$(26,652)
Adjustments to net loss:
Unrealized foreign currency loss, net	63	255	34	457
Loss on early extinguishment of debt	—	—	—	440
Change in fair value of derivative warrant liability	(8,363)	(2,324)	(13,085)	2,752
Reserve for potential product expiration	253	184	312	813
NON-GAAP ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(9,590)	$(8,894)	$(32,671)	$(22,190)

GAAP NET LOSS PER SHARE - Basic and diluted	$(0.03)	$(0.17)	$(0.45)	$(0.68)
Adjustments to net loss:
Unrealized foreign currency loss, net	0.00	0.01	0.00	0.01
Loss on early extinguishment of debt	—	—	—	0.01
Change in fair value of derivative warrant liability	(0.19)	(0.06)	(0.29)	0.07
Reserve for potential product expiration	0.01	0.00	0.01	0.02
NON-GAAP ADJUSTED NET LOSS PER SHARE - Basic and diluted	$(0.21)	$(0.22)	$(0.73)	$(0.57)

WEIGHTED AVERAGE SHARES OUTSTANDING - Basic and diluted	44,436,224	41,062,814	44,393,831	39,083,187

ALIMERA SCIENCES, INC.
CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(in thousands)

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
	U.S.	International	Consolidated	U.S.	International	Consolidated
	(Unaudited)
NET REVENUE	$5,032	$1,869	$6,901	$—	$2,408	$2,408
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(245)	(389)	(634)	—	(372)	(372)
GROSS PROFIT	4,787	1,480	6,267	—	2,036	2,036

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	2,320	1,758	4,078	2,595	1,550	4,145
GENERAL AND ADMINISTRATIVE EXPENSES	1,712	1,319	3,031	1,788	1,170	2,958
SALES AND MARKETING EXPENSES	4,546	2,403	6,949	1,186	2,290	3,476
DEPRECIATION AND AMORTIZATION	639	14	653	82	—	82
OPERATING EXPENSES	9,217	5,494	14,711	5,651	5,010	10,661
NET LOSS FROM OPERATIONS	(4,430)	(4,014)	(8,444)	(5,651)	(2,974)	(8,625)
OTHER INCOME AND EXPENSES, NET			6,983			1,661
NET LOSS BEFORE TAXES			$(1,461)			$(6,964)

	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014
	U.S.	International	Consolidated	U.S.	International	Consolidated
	(Unaudited)
NET REVENUE	$11,279	$5,336	$16,615	$—	$6,682	$6,682
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(573)	(720)	(1,293)	—	(1,312)	(1,312)
GROSS PROFIT	10,706	4,616	15,322	—	5,370	5,370

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	5,176	6,046	11,222	4,136	4,704	8,840
GENERAL AND ADMINISTRATIVE EXPENSES	6,080	4,391	10,471	5,103	3,540	8,643
SALES AND MARKETING EXPENSES	14,274	6,729	21,003	1,968	7,795	9,763
DEPRECIATION AND AMORTIZATION	1,819	45	1,864	151	—	151
OPERATING EXPENSES	27,349	17,211	44,560	11,358	16,039	27,397
NET LOSS FROM OPERATIONS	(16,643)	(12,595)	(29,238)	(11,358)	(10,669)	(22,027)
OTHER INCOME AND EXPENSES, NET			9,461			(4,511)
NET LOSS BEFORE TAXES			$(19,777)			$(26,538)